Exhibit 99.1
                                                                    ------------



May 19, 2004




Dear Shareholder:

Enclosed you will find the audited financial statements of The National Bank of Indianapolis Corporation for the year ended December 31, 2003. These financial statements were prepared by the accounting firm of Ernst & Young and contain an unqualified opinion. As you review the financial results for 2003, please note that the Corporation began the year with total assets of $726 million and finished the year with total assets of over $812 million - a new milestone for growth.

As a result, The National Bank of Indianapolis advanced two more spots to become the 20th largest Indiana bank, based on asset size. We have passed a total of over 200 banks in our ten years of existence.

In addition, please note the record 2003 net income performance of $5,164,000. This translates into fully diluted earnings per share of $2.08, up 10.6% over 2002 earnings per share of $1.88.

Moving to 2004, we are pleased to report that the first quarter of 2004 achieved record asset growth. At the end of the first quarter of 2004, the Corporation's total assets exceeded $880 million. The Corporation recorded a profit of $1,049,000 or $0.43 per share for the first quarter of 2004 compared to $1,297,000 or $0.52 per share one year ago. Last year's first quarter earnings benefited by large gains on the sale of mortgage loans arising from the refinancing boom.

Other areas of development are also worthy of mention. As of this writing, we have secured our next Bank office location at 106th and Michigan Road. This is a rapidly growing corridor in northwest Carmel and Zionsville with outstanding demographics. We believe we have a premier location with excellent convenience and visibility. The approval process is complete and construction is about to begin. We expect to open this new Bank Office in the 4th quarter of this year.

Enclosed with this letter you will also find a Proxy Statement and proxy form. As you review the Proxy Statement, you will note that four of our current directors have terms that are expiring. William Loveday has informed us of his intention to relocate out of state. As a result, he will not stand for re-election as a director. We will miss Bill's wisdom and counsel and we thank him for his years of dedicated service.

With the Financial Statements and Proxy Statement, we have endeavored to provide substantial information concerning the Corporation and the Bank. By Indiana law, we are required to hold an annual meeting of shareholders. This meeting will take place on June 17, 2004 at 3:00 p.m. at the Bank's headquarters. The agenda will be very short. It is our intent to tally the proxies and formally transact the business set forth in the Proxy Statement. No other business will be transacted. We value your time and suggest that you participate by reading the materials and sending in your proxy card. After reading the materials, please feel free to call us if you have any questions. If you do wish to attend the meeting, please let us know and we will make space available.

In summary, we believe that the Bank continues to distinguish itself as one of the fastest growing new commercial banks in Indiana in the last decade and we look forward to meeting the many challenges of 2004.

As always, we appreciate your support as both shareholders and clients of the Bank and we welcome all additional business and referrals that you are able to provide.

Sincerely,


/s/ Michael S. Maurer    /s/ Morris L. Maurer        /s/ Philip B. Roby


Michael S. Maurer        Morris L. Maurer            Philip B. Roby
Chairman                 President and               Executive Vice President
                         Chief Executive Officer     and Chief Operating Officer





                           FORWARD LOOKING STATEMENTS

Special note: Statements in this letter that relate to future results and events (including statements about future financial and operating performance) are based on the Corporation's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes. Additional discussion of these and other factors affecting the Corporation's business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.

                          FIRST QUARTER 2004 HIGHLIGHTS

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                       Selected Balance Sheet Information
--------------------------------------------------------------------------------
                               March 31, 2004   March 31, 2003    Dec. 31, 2003
(in thousands)                    (unaudited)      (unaudited)        (audited)
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Total Assets                        $ 880,783        $ 759,547        $ 812,599
Loans                                 588,026          552,008          597,063
Reserve for Loan Losses                (8,131)          (7,244)          (8,030)
Investment Securities                 121,019          103,759          121,689
Total Deposits                        687,650          573,722          637,537
Shareholders'  Equity                  44,090           42,596           42,678

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                     Selected Income Statement Information
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                                       Three Months Ended March 31,
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(in thousands)                          2004                   2003
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Net Interest Income                    $5,779                 $5,581
Provision for Loan Losses                 300                    300
Non-Interest Income                     1,733                  2,100
Non-Interest Expense                    5,477                  5,238
Pretax Income                           1,735                  2,143
Net Income                              1,049                  1,297
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                         Selected Per Share Information
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                                       Three Months Ended March 31,
--------------------------------------------------------------------------------
                                        2004                   2003
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Basic Earnings per share               $0.46                  $0.55
Diluted Earnings per share             $0.43                  $0.52
Book Value per share                  $18.79                 $17.41
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                   [LOGO OF THE NATIONAL BANK OF INDIANAPOLIS]